SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
                  UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.

                         COMMISSION FILE NUMBER 0-26502

                        COMMUNITY CARE OF AMERICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          3050 NORTH HORSESHOE DRIVE, SUITE 260, NAPLES, FLORIDA 33942 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         COMMON STOCK, $.0025 PAR VALUE
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
   (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                     UNDER SECTION 13(A) OR 15(D) REMAINS)

     PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

          RULE 12G-4(A)(1)(I)  [X]                     RULE 12H-3(B)(1)(II)  [ ]
          RULE 12G-4(A)(1)(II) [ ]                     RULE 12H-3(B)(2)(I)   [ ]
          RULE 12G-4(A)(2)(I)  [ ]                     RULE 12H-3(B)(2)(II)  [ ]
          RULE 12G-4(A)(2)(II) [ ]                     RULE 15D-6            [ ]
          RULE 12H-3(B)(1)(I)  [X]

     APPROXIMATE  NUMBER OF HOLDERS OF RECORD AS OF THE  CERTIFICATION OR NOTICE
DATE:  ONE

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 COMMUNITY CARE OF AMERICA, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:  SEPTEMBER 29, 1997                BY: /s/ W. Bradley Bennett
       ---------------------------           -----------------------------
                                              W. Bradley Bennett
                                              Executive Vice President - Chief
                                              Accounting Officer